UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Marathon Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2018

This Supplement to the Proxy Statement of Marathon Oil Corporation filed on April 13, 2018 is being furnished to the stockholders of Marathon Oil Corporation in connection with the solicitation of proxies by our Board of Directors for use in voting at our upcoming Annual Meeting of Stockholders (“2018 Annual Meeting”). The 2018 Annual Meeting will be held on May 30, 2018 at 10:00 a.m., Central Time, in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas.

In our Proxy Statement, we disclosed there were eight nominees for director at the Company’s 2018 Annual Meeting. On May 3, 2018, Mr. Michael E. J. Phelps, a member of Marathon Oil Corporation’s Board of Directors since January 2009, informed the Board that he will not be standing for re-election and his term as director will cease effective as of the date of the Company’s 2018 Annual Meeting, which is scheduled to be held on May 30, 2018. Mr. Phelps is leaving to pursue other opportunities and his decision not to stand for re-election is not a result of any disagreement on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Phelps for his service. The Board is not providing a substitute nominee, and any votes for Mr. Phelps on proxy cards will be disregarded. The Board anticipates reducing the size of the Board after the 2018 Annual Meeting.

This Supplement does not provide all of the information that is important to your decisions in voting at the 2018 Annual Meeting. Additional information is contained in the Proxy Statement for the 2018 Annual Meeting that was previously made available to our stockholders. Except as described above, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

May 09, 2018